Exhibit 15.1

ACKNOWLEDGMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

TD Ameritrade Holding Corporation:

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of TD Ameritrade Holding Corporation for the registration of shares of its common stock of our reports dated February 6, 2017, May 8, 2017, and July 24, 2017 relating to the unaudited condensed consolidated interim financial statements of TD Ameritrade Holding Corporation that are included in its Form 10-Q for the quarters ended December 31, 2016, March 31, 2017, and June 30, 2017.

/s/ ERNST & YOUNG LLP

New York, New York

September 18, 2017